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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
J. Crew Group, Inc. and Subsidiaries:

        We consent to the use of our report dated March 25, 2003, except as to note 17, which is dated April 4, 2003, with respect to the consolidated balance sheet of J. Crew Group, Inc. and subsidiaries as of February 1, 2003 and February 2, 2002, and the related consolidated statements of operations, cash flows and changes in stockholders' deficit for each of the years in the three-year period ended February 1, 2003, and the related schedule, included herein and to the references to our firm under the headings "Experts," "Selected Financial Data," and "Summary Financial Information" in the amended registration statement.

/s/ KPMG LLP KPMG LLP New York, New York
October 16, 2003

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  Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT